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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 11-K

              [ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934
           For the fiscal year ended              December 31, 1996
                                    -------------------------------------------

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
              SECURITIES AND EXCHANGE ACT OF 1934 (NO FEE REQUIRED)
     For the transition period from_________________ to ___________________

                Commission file number       000-08076
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            A. Full title of the plan and the address of the plan, if
                 different from that of the issuer named below:
               THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN
                38 Fountain Square Plaza, Cincinnati, Ohio 45263

          B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
                               FIFTH THIRD BANCORP
                38 Fountain Square Plaza, Cincinnati, Ohio 45263


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                       FINANCIAL STATEMENTS AND EXHIBITS

         The following exhibits and financial statements are filed as part of this annual report:

                  Exhibit 23             Independent Auditors' Consent

                  Exhibit 99             Financial Statements and
                                         Supplemental Schedules of The Fifth
                                         Third Bancorp Master Profit Sharing
                                         Plan for the years ended December
                                         31, 1996 and 1995




                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Fifth Third Bank Pension and Profit Sharing Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 THE FIFTH THIRD BANCORP
                                                MASTER PROFIT SHARING PLAN

Date:  June 25, 1997                             By:/s/ Michael K. Keating

                                                 Michael K. Keating
                                                  Member, Pension and Profit
                                                  Sharing Committee